EXHIBIT 10.41

VANDA PHARMACEUTICALS INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of August 5, 2019, by and between Joakim Wijkstrom (the “Executive”) and VANDA PHARMACEUTICALS INC., a Delaware corporation (the “Company”).
1.    Duties and Scope of Employment.
(a)    Position. During his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of SVP, Chief Marketing Officer. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Chief Executive Officer. The Executive hereby accepts such employment, commencing effective as of August 19, 2019 (the “Employment Commencement Date”) and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the Company’s Chief Executive Officer shall from time to time reasonably assign to him.
(b)    Obligations to the Company. During his Employment, the Executive shall devote his full business efforts and time to the Company. In addition, during his Employment, without the prior written approval of the Company’s Board of Directors (the “Board”), the Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the voting power of any other entity. The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during his Employment.
(c)    No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.
2.    Cash and Incentive Compensation.
(a)    Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $500,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b)    Incentive Bonuses. The Executive shall be eligible for an annual incentive bonus with a target amount equal to 45% of his Base Compensation (the “Annual Target Bonus”). Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Any bonus for the fiscal year in which Executive’s employment begins shall be prorated. Any incentive bonus for a fiscal year shall in no event be paid later than 2½ months after the close of such fiscal year. Except as provided in Section 6, such bonus shall be paid only if the Executive is employed by the Company at the time of payment. The determinations of the Board or the Compensation Committee with respect to such bonus shall be final and binding.
(c)    Stock Options. On the Employment Commencement Date, the Company shall grant the Executive a nonstatutory stock option to purchase 90,000 shares of the Company’s Common Stock (the “Option”). The per-share exercise price of the Option shall be equal to the closing price of one share of the Company’s Common Stock on the date of grant as reported on the Nasdaq Global Market. The maximum term of the Option shall be 10 years. The grant of the Option shall be subject to the terms and conditions set forth in the Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan (the “Plan”) and in the Company’s standard form of Stock Option Agreement. The Option will become exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the shares in equal monthly installments over the next 3 years of continuous service thereafter. The Option shall become exercisable in full if (i) the Company is subject to a Change in Control before the Executive’s service with the Company terminates and (ii) the Executive is subject to an Involuntary Termination within 24 months after such Change in Control. In addition, Section 6(c) shall apply to the Option. In addition, the Executive will be eligible to receive annual equity awards, if any, subject to the approval of the Board or the Compensation Committee in their sole discretion. The timing and size of the annual equity awards, if any, shall be determined in the sole discretion of the Board or the Compensation Committee based on the Executive’s and/or the Company’s performance.
(d)    Restricted Stock Units. On the Employment Commencement Date, the Company shall award the Executive restricted stock units covering 30,000 shares of the Company’s Common Stock (the “RSU Award”). The RSU Award shall be subject to the terms and conditions set forth in the Plan and in the Company’s standard form of Restricted Stock Unit Award Agreement. The RSU Award will vest with respect to 25% of the shares on the first anniversary of the date of grant and an additional 25% of the shares on each of the second, third and fourth anniversaries of the date of grant, provided that Executive remains in continuous service with the Company on each applicable vesting date. The RSU Award shall vest in full if (i) the Company is subject to a Change in Control before the Executive’s service with the Company terminates and (ii) the Executive is subject to an Involuntary Termination within 24 months after such Change in Control.
3.    Vacation, Employee Benefits and Relocation Benefit.
(a)    During his Employment, the Executive shall be eligible for 20 paid vacation days each year. Vacation days shall accrue, and may be taken, in accordance with the

Company’s standard policy for similarly situated employees, as it may be amended from time to time.
(b)    During his Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
(c)    The Company shall reimburse the Executive for up to $50,000 of reasonable expenses incurred by him in connection with his relocation to the Washington, DC metropolitan area, upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies (the “Relocation Expenses”). Such reimbursement shall be paid promptly, but not later than 30 days following the presentation to the Company of such itemized account and supporting documentation. In the event that the Executive’s employment is terminated other than in connection with an Involuntary Termination within 24 months of the Employment Commencement Date, then Executive shall repay 100% of the Relocation Expenses to the Company within 30 days of the Executive’s last day of Employment.
4.    Business Expenses. During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursement shall (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.
5.    Term of Employment.
(a)    Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company may terminate the Executive’s Employment at any time and for any reason, with or without Cause. Any contrary representations which may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive). The termination of Executive’s Employment shall not limit or otherwise affect his obligations under Section 7 below.
(b)    Termination. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive notice in writing. The Executive may terminate his Employment by giving the Company 14 days’ advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.

(c)    Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to accrued and unpaid compensation, benefits and expense reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.
6.    Termination Benefits.
(a)    Preconditions. Any other provision of this Agreement notwithstanding, the remaining Subsections of this Section 6 shall not apply unless each of the following requirements is satisfied:
(i)    The Executive has executed a general release of all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company in a form prescribed by the Company, without alterations. The Executive shall execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline shall in no event be later than 50 days after the Executive’s Separation. If the Executive fails to return the release on or before the Release Deadline, or if the Executive revokes the release, then the Executive shall not be entitled to the benefits described in this Section 6.
(ii)    The Executive has returned all property of the Company in the Executive’s possession.
(b)    Severance Pay. If, during the term of this Agreement, the Executive is subject to an Involuntary Termination, then the Company shall pay the Executive both of the following:
(i)    Base Compensation. The Company shall continue to pay Executive his Base Compensation for a period of 12 months following the Separation (the “Continuation Period”). Such severance payments shall be paid at the Base Compensation rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The severance payments shall commence within 60 days after the Executive’s Separation and, once they commence (the “Payment Commencement”), shall include any unpaid amounts accrued from the date of the Employee’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the Payment Commencement shall in any event begin on the first payroll period following expiration of any applicable revocation period in the second calendar year.
(ii)    Target Bonus. An amount equal to his Annual Target Bonus at the rate in effect at the time of the Separation. Such amount shall be payable in a lump sum on the Company’s next regularly scheduled payroll that occurs following the Payment Commencement.

(c)    Options. If, during the term of this Agreement, Executive is subject to an Involuntary Termination, then (i) the vested portion of the shares of the Company’s Common Stock subject to all options held by the Executive at the time of his Separation shall be determined by adding three months to the actual period of service that he has completed with the Company and (ii) such options shall be exercisable for up to six months after the Executive’s Separation (provided, however, that the Option shall remain subject to the terms of the Plan in the event the Company is subject to a Change in Control, and further provided that the Option in any event shall expire no later than the Expiration Date set forth in the Notice of Stock Option Grant evidencing the Option).
(d)    Termination Prior to Employment Commencement Date. The Company may terminate this Agreement without Cause prior to the Employment Commencement Date by providing the Executive with written notice of such termination. Upon delivery of the written notice, the Company shall provide the Executive with Termination Benefits in accordance with Sections 6(a) and (b) and this Agreement shall thereafter be deemed terminated except with respect to the Company’s continuing obligations under Sections 6(a) and (b). For the avoidance of doubt, the Executive shall not be entitled to any stock options or restricted stock units under Sections 2(d) or (e).
7.    Non-Solicitation, Non-Disclosure and Non-Competition. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which agreement is incorporated herein by reference.
8.    Successors.
(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.    Definitions. For all purposes under this Agreement:
“Cause” shall mean:
(a)    An unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
(b)    A material breach by the Executive of any agreement between the Executive and the Company;

(c)    A material failure by the Executive to comply with the Company’s written policies or rules;
(d)    The Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
(e)    The Executive’s gross negligence or willful misconduct;
(f)    A continuing failure by the Executive to perform assigned duties after receiving written notification of such failure from the Board; or
(g)    A failure by the Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation.
“Change in Control” shall mean:
(a)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;
(b)    The sale, transfer or other disposition of all or substantially all of the Company’s assets;
(c)    A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:
(i)    Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or
(ii)    Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or
(d)    Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the State of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Good Reason” shall mean Executive’s resignation within 6 months after one of the following conditions has come into existence without Executive’s consent: (i) a change in the Executive’s position with the Company that materially reduces his level of authority or responsibility, (ii) a material reduction in his Base Compensation or (iii) receipt of notice that his principal workplace will be relocated by more than 30 miles. A condition shall not be considered “Good Reason” unless the Executive gives the Company written notice of such condition within 90 days after the initial existence of such condition and the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice.
“Involuntary Termination” shall mean a Separation resulting from either (i) the Executive’s involuntary discharge by the Company for reasons other than Cause, Executive’s death or Permanent Disability or (ii) the Executive’s voluntary resignation for Good Reason.
“Permanent Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
“Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
10.    Miscellaneous Provisions.
(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
(d)    Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then:
(i)    Any salary continuation payments under Section 6(b)(i), to the extent not exempt from Section 409A of the Code, shall commence with the Company’s first regularly scheduled payroll that occurs following the earlier of (x) expiration of the six-month period measured from Executive’s Separation or (y) the date of Executive’s death and, once such payments commence, any amounts accrued from the Separation date shall be paid in a lump sum on the first payment date; and
(ii)    Any lump-sum payment under Section 6(b)(ii), to the extent not exempt from Section 409A of the Code, shall be made with the Company’s first regularly scheduled payroll that occurs following the earlier of (x) expiration of the six-month period measured from Executive’s Separation or (y) the date of Executive’s death.
The Company shall not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive shall not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the District of Columbia (except its provisions governing the choice of law).
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)    No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first written above.
/s/ Joakim Wijkstrom
Joakim Wijkstrom
VANDA PHARMACEUTICALS INC.
By /s/ James Kelly
Title:     Chief Financial Officer